EXHIBIT 8.1
LLOYDS BANKING GROUP STRUCTURE
The following is list of the principal subsidiaries of Lloyds Banking Group plc at 31 December 2024.

Name of subsidiary undertaking	Country of registration/ incorporation	Percentage of equity share capital and voting rights held	Nature of business	Registered office
Lloyds Bank plc	England	100%	Banking and financial services	25 Gresham Street, London EC2V 7HN
Scottish Widows Limited	England	100% *	Life assurance	25 Gresham Street, London EC2V 7HN
HBOS plc	Scotland	100% *	Holding company	The Mound, Edinburgh EH1 1YZ
Bank of Scotland plc	Scotland	100% *	Banking and financial services	The Mound, Edinburgh EH1 1YZ
Lloyds Bank Corporate Markets plc[1]	England	100%	Banking and financial services	25 Gresham Street, London EC2V 7HN
LBG Equity Investments Limited[1]	England	100%	Financial services	25 Gresham Street, London EC2V 7HN
*Indirect interest
1Subsidiary that does not meet quantitative threshold for significance. Included for consistency with the consolidated financial statements.